Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-234801

Prospectus Supplement No. 2

(To Prospectus dated December 2, 2019)

Humanigen, Inc.

14,500,000 Shares of Common Stock

This prospectus supplement relates to the Registration Statement on Form S-1 (File No. 333-234801) declared effective by the Securities and Exchange Commission on December 2, 2019 and does not cover securities beyond those covered by the existing Registration Statement. There are no additional securities being offered under this prospectus supplement – this is merely a document required under the securities laws to update information previously filed in the original prospectus as previously supplemented.

The selling stockholder named in the prospectus may sell or otherwise dispose of the shares of common stock described in the prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 112 of the prospectus for more information about how the selling stockholder may sell or otherwise dispose of the shares of common stock being registered pursuant to the prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Form 8-K filed with the Securities and Exchange Commission on December 31, 2019. Accordingly, we have attached our Form 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus and the prior prospectus supplement, each to be delivered with this prospectus supplement.

Our common stock is quoted on the OTCQB Venture Market under the symbol “HGEN”. On December 30, 2019, the last reported sale of our common stock on the OTCQB Venture Market was $0.50 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 31, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2019

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA  94010

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously reported, on June 28, 2019, Humanigen, Inc. (the “Company”) made three short-term, secured bridge notes (the “Notes”) evidencing an aggregate of $1.7 million of loans made to the Company by three parties: Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder, lent $750,000; Nomis Bay LTD, the Company’s second largest stockholder, lent $750,000; and Cameron Durrant, M.D., MBA, the Company’s Chief Executive Officer and Chairman of the Board of Directors, lent $200,000. The terms of the Notes were reported in the Form 8-K filed by the Company on July 5, 2019.

On October 8, 2019, the Company and the lenders agreed to extend the maturity date of the Notes from October 1, 2019 until December 31, 2019 and to waive any prior default up to and including the date of the amendment. On December 30, 2019, the Company and the lenders agreed to further extend the maturity date of the Notes until March 31, 2020. No other changes to the terms of the Notes were made in connection with either extension of the maturity date.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Form of Amendment Number 2, dated December 30, 2019, to the Secured Bridge Note, dated June 28, 2019 and as amended on October 8, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: December 31, 2019

Exhibit 10.1

Humanigen, Inc.

533 Aiport Blvd., Suite 400

Burlingame, CA 94010

December 30, 2019

[Lender’s Name and Address]

Re:	Amendment Number 2 to Secured Bridge Note

Dear [Name of Officer of Lender]:

Reference is made to the Secured Bridge Note (the “Note”), dated as of June 28, 2019 and as amended on October 8, 2019, by and between Humanigen, Inc. (the “Borrower”) and [Lender’s Name] (the “Lender”), pursuant to which the Lender loaned to the Borrower the original principal amount of $[Amount of Loan]. Capitalized terms used but not defined herein have the meanings given to them in the Note.

Pursuant to our prior discussions, the Borrower desires to amend the Note to extend the Maturity Date from December 31, 2019 to March 31, 2020 and the Lender agrees with this Amendment.

Additionally, the Lender expressly agrees to waive any prior default up to and including the date of this Amendment.

Further Lender and Borrower hereby agree as follows:

1.       Except as specifically provided in this amendment and as the context of this amendment otherwise may require to give effect to the intent and purposes of this amendment, the Note shall remain in full force and effect without any other amendments or modifications.

2.       This amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

3.       This amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

[Signature Page Follows]

Very truly yours,

HUMANIGEN, INC.

By:
Name:	[Name of Authorized Person of Humanigen, Inc.]
Title:	[Title of Authorized Person of Humanigen, Inc.]

ACKNOWLEDGED AND AGREED:

[Name of Lender]

By:
Name:	[Name of Officer of Lender]
Title:	[Title of Officer of Lender]